Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 17, 2025, relating to the consolidated financial statements of Veru Inc. (the "Company"), appearing in the Annual Report on Form 10-K of the Company as of and for the years ended September 30, 2025 and 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

May 13, 2026